Exhibit 99.1

Wave to Complete $ 1.66 Million Stock Offering

Lee, MA — August 9, 2012 —Wave Systems Corp. (NASDAQ:WAVX) today announced that it is selling to investors 2,587,824 shares of its Class A common stock at a price of $0.6425 per share, yielding gross proceeds of approximately $1,662,677. Investors in the offering will also receive three-year warrants to purchase an aggregate of 1,293,912 shares of Wave’s Class A common stock for $0.58 per share.  The net proceeds of the financing will be used to fund Wave’s ongoing operations.

Security Research Associates acted as placement agent in connection with the offering.  The shares and shares underlying the warrants in this offering are being issued under a $30 million shelf registration statement declared effective by the Securities and Exchange Commission on July 22, 2011.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Security Research Associates

Security Research Associates (SRA) was founded in San Francisco in 1980 and today offers both investment banking and institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information, visit www.sracap.com.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:
Gerard T. Feeney, CFO

info@wavesys.com

413-243-1600

Investor Relations:

David Collins, Eric Lentini

212-924-9800

wavx@catalyst-ir.com